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                                                                    EXHIBIT 99.1

    REINSURANCE
RGA GROUP OF AMERICA,                                   660 Mason Ridge Ctr. Dr.
    INCORPORATED                                        St. Louis, Missouri
                                                        63141-8557
                                                        Tel: 314-453-7300

                                                                            NEWS


                                                For further information, contact
                                                Jack B. Lay
                                                Executive Vice President and
                                                Chief Financial Officer
                                                (636) 736-7439

FOR IMMEDIATE RELEASE


                          RGA COMMENTS ON ANNOUNCEMENT
                            BY GENERAL AMERICAN LIFE


         St. Louis, Missouri, August 10, 1999--Reinsurance Group of America, Incorporated (NYSE: RGA, RGA.A) said that its majority owner, General American Life Insurance Company, announced today that it has advised the Missouri Department of Insurance of its inability to meet substantial demands for surrenders of its funding agreement business without jeopardizing interests of its other policyholders. The unexpected volume of withdrawal requests created severe pressure on General American's liquidity position and its ability to convert assets within the tight timeframe required. General American is seeking additional time to respond to the requests of the institutional clients, making certain all obligations are honored. General American has also announced it is in discussions with several potential strategic partners and continues to pursue these discussions and other options. RGA Reinsurance Company, the primary operating subsidiary of Reinsurance Group of America, Incorporated, continues to be able to meet its obligations and has not advised the Department of any similar difficulties.

         The withdrawal activity stems from recent developments associated with the ratings of General American and ARM Financial Group, Inc., a financial services company which marketed a highly specialized portfolio of funding agreements to institutional investors. The entire General American family of companies has recently been subject to downgrade by Moody's Investors Services. When General American's financial strength rating was reduced from A2 to A3 in late July, a significant number of investors reacted by recalling their funds over a short period of time, creating the liquidity pressures. Moody's further lowered General American's rating to Ba1 yesterday.


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         RGA Reinsurance has had the same financial strength rating from Moody's
Investors Services as that of its parent, and was also subject to downgrade by Moody's to a Ba1 rating. RGA Reinsurance serves as a reinsurer to General American on a portion of its funding agreement business. RGA Reinsurance and Reinsurance Group of America, Incorporated expect to be able to meet all reinsurance and debt obligations.

         RGA Reinsurance currently has approximately $1.6 billion of funding agreements reinsured from General American. The company has assets at a level sufficient to back those funding agreements, including approximately $500 million of liquid funds raised through investment sales. It has incurred pre-tax losses of approximately $7 million since June 30 in connection with asset sales to create that liquidity position. The company continues to manage the most effective alternatives to meet obligations under the reinsurance relationship with General American as those obligations become due. RGA Reinsurance is not obligated to forward funds to General American under the reinsurance arrangements until such time General American is allowed to pay the related contract holders. The alternatives for meeting the payments could include additional investment sales over time. The extent of any additional losses on the disposal of investments would be dependent upon market conditions at the time of sale.

         The funding agreement business contributed pre-tax earnings of approximately $4 million for Reinsurance Group of America, Incorporated during 1998, and approximately pre-tax $3 million through June 30. All reinsurance arrangements with General American represented approximately 5% of Reinsurance Group of America, Incorporated consolidated earnings for the year ended December 31, 1998.

         Statements in this press release regarding the business of Reinsurance Group of America, Incorporated and trading of its securities, possible future losses, and other statements which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Forward-Looking and Cautionary Statements" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year.





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